Exhibit 99.1

News Release	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com

For Release: March 3, 2010	Contact:	Dale C. Davies Michael Obertop 636.940.6000
AMERICAN RAILCAR INDUSTRIES, INC. REPORTS RESULTS FOR THE YEAR ENDED
DECEMBER 31, 2009
St. Charles, MO, March 3, 2010 — American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its fourth quarter and year end 2009 financial results.
“The Company’s 2009 results include net earnings of $15.5 million and the shipment of approximately 3,690 railcars,” said James Cowan, President and CEO of ARI. “Railcar shipments in 2009 were significantly lower than in 2008 due to the railcar market being affected by a weak economy. Our railcar services segment experienced a 13% growth in revenues in 2009 as compared to 2008 and an increase in gross profit margin due to the completion of several expansion projects in 2009 that have generated higher volumes and increased efficiencies. Our balance sheet position remains strong with $375.0 million of working capital, which includes $351.1 million in cash and cash equivalents. Due to continued weakness in the railcar market, we expect our shipments and revenues to decrease in 2010 from 2009.”
For the three months ended December 31, 2009, revenues were $78.5 million and net earnings were $10.5 million or $0.50 per share. In comparison, for the three months ended December 31, 2008, revenues were $203.0 million and net earnings were $7.6 million or $0.35 per share. Net earnings in the fourth quarter of 2009 were positively impacted by the Company’s short-term investment activity, which resulted in a net gain of $17.8 million for the quarter, $11.6 million after-tax or $0.54 per share.
Revenues were lower in the fourth quarter of 2009 compared to the same period of 2008, primarily due to a decrease in the number of railcars shipped and a decrease in surcharges reflected in selling prices, partially offset by a change in product mix and an increase in revenues from the railcar services segment. During the three months ended December 31, 2009, the Company shipped approximately 610 railcars compared to approximately 1,870 railcars in the same period of 2008.
EBITDA, adjusted to exclude investment activity and stock based compensation expense, was $7.9 million in the fourth quarter of 2009 as compared to $20.2 million in the fourth quarter of 2008. This decrease resulted primarily from decreased railcar shipments, as discussed above, and an increase in joint venture losses, all partially offset by lower selling, administrative and other costs. Losses from joint ventures were $1.6 million higher in the fourth quarter of 2009 than in the fourth quarter of 2008, primarily due to temporarily idling the Company’s castings joint venture and losses from its axle joint venture.
In the fourth quarter of 2009, net earnings benefited from higher other income partially offset by joint venture losses and decreased railcar shipments, as discussed above. Other income of $17.8 million, as mentioned above, related to net gains on the Company’s short-term investment activity in the fourth quarter of 2009 as compared to $0.2 million, $0.1 million after-tax or $0.01 per share of other income in the fourth quarter of 2008 related to short-term investment activity. A reconciliation of the Company’s net earnings to EBITDA (a non-GAAP financial measure) is set forth in the supplemental disclosure attached to this press release.
For the year ended December 31, 2009, revenues were $423.4 million and net earnings were $15.5 million or $0.73 per share. In comparison, for the year ended December 31, 2008, revenues were $808.8 million and net earnings were $31.4 million or $1.47 per share. Net earnings for 2009 were positively impacted by the Company’s short-term investment activity, which resulted in a net gain of $20.9 million for the year, $13.6 million after-tax or $0.64 per share.
Revenues were lower in 2009 compared to 2008 primarily due to decreased railcar shipments and a decrease in surcharges reflected in selling prices, partially offset by a change in product mix and an increase in revenues from the railcar services segment. During the year ended December 31, 2009, the Company shipped approximately 3,690 railcars compared to approximately 7,970 railcars in the same period of 2008.

EBITDA, adjusted to exclude investment activity and stock based compensation expense, was $40.0 million for the year ended December 31, 2009 compared to $78.8 million for the year ended December 31, 2008. This decrease resulted primarily from decreased railcar shipments, as discussed above, and an increase in joint venture losses, partially offset by an increase in earnings from the railcar services segment and lower selling, administrative and other costs. Losses from joint ventures were $7.5 million higher in 2009, as compared to the same period in 2008, resulting in a decrease to earnings of $5.3 million after-tax or $0.25 per share, primarily due to temporarily idling the Company’s castings joint venture and losses from its axle joint venture.
During 2009, net earnings were negatively impacted by decreased railcar shipments and joint venture losses, as discussed above, partially offset by an increase in other income. Other income of $20.9 million as discussed above, related to net gains on the Company’s short-term investment activity in 2009 as compared to $3.7 million, $2.4 million after-tax or $0.11 per share of other income in 2008 related to short-term investment activity. Net earnings benefited from a one-time $1.0 million adjustment to accrued taxes due to certain tax benefits becoming recognizable during 2009. Net earnings were negatively impacted by net interest expense, which increased $1.3 million after-tax or $0.06 per share primarily due to lower interest rates negatively affecting interest income and a decrease in capitalized interest.
Our backlog was approximately 550 railcars as of December 31, 2009. The backlog level has declined primarily due to continued weak demand for railcars.
ARI will host a webcast and conference call on Thursday, March 4, 2010 at 10:00 am (Eastern Time) to discuss the Company’s fourth quarter and year end 2009 financial results. To participate in the webcast, please log on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 866-356-3377 and use participant code 22878923. Participants are asked to logon to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time.
An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About American Railcar Industries, Inc.
American Railcar Industries, Inc. is a leading North American designer and manufacturer of hopper and tank railcars. ARI also repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services.
Forward Looking Statement Disclaimer
This press release contains statements relating to our expected financial performance and/or future business prospects, events and plans that are forward—looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding anticipated future production rates and any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by our forward-looking statements. Other potential risks and uncertainties include, among other things: the impact of the current economic downturn, adverse market conditions and restricted credit markets, and the impact of the continuation of these conditions; our reliance upon a small number of customers that represent a large percentage of our revenues and backlog; the health of and prospects for the overall railcar industry; our prospects in light of the cyclical nature of the railcar manufacturing business and the current economic environment; anticipated trends relating to our shipments, revenues, financial condition or results of operations; our ability to manage overhead and production slowdowns; the highly competitive nature of the railcar manufacturing industry; fluctuating costs of raw materials, including steel and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials ARI uses in railcar manufacturing; risks associated with potential joint ventures or acquisitions; the risk of lack of acceptance of our new railcar offerings by our customers; the sufficiency of our liquidity and capital resources; anticipated production schedules for our products; anticipated financing needs and construction and production schedules of our joint ventures; the conversion of our railcar backlog into revenues; compliance with covenants contained in our unsecured senior notes; the impact and anticipated benefits of any acquisitions we may complete; the impact and costs and expenses of any litigation we may be subject to now or in the future; the ongoing benefits and risks related to our relationship with Mr. Carl C. Icahn (the chairman of our board of directors, and through his holdings of Icahn Enterprises LP, our principal beneficial stockholder) and certain of his affiliates; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	As of
	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$347,290	$291,788
Short-term investments — available-for-sale securities	3,802	2,565
Accounts receivable, net	11,409	39,724
Accounts receivable, due from affiliates	1,356	10,284
Income taxes receivable	1,768	—
Inventories, net	40,063	97,245
Deferred tax assets	2,018	2,297
Prepaid expenses and other current assets	4,898	5,314

Total current assets	412,604	449,217

Property, plant and equipment, net	199,349	206,936
Deferred debt issuance costs	2,568	3,204
Interest receivable, due from affiliates	982	—
Goodwill	7,169	7,169
Investment in and loans to joint ventures	41,155	13,091
Other assets	537	37

Total assets	$664,364	$679,654

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,874	$42,201
Accounts payable, due to affiliates	576	5,193
Accrued expenses and taxes	4,515	7,758
Accrued compensation	8,799	10,413
Accrued interest expense	6,875	6,907
Accrued dividends	—	639

Total current liabilities	37,639	73,111

Senior unsecured notes	275,000	275,000
Deferred tax liability	7,120	4,683
Pension and post-retirement liabilities, less current portion	6,279	9,024
Other liabilities	2,686	3,111

Total liabilities	328,724	364,929

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 21,302,296 shares issued and outstanding at December 31, 2009 and 2008	213	213
Additional paid-in capital	239,617	239,617
Retained earnings	94,215	80,035
Accumulated other comprehensive income (loss)	1,595	(5,140)

Total stockholders’ equity	335,640	314,725

Total liabilities and stockholders’ equity	$664,364	$679,654

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	For the Three Months Ended
	December 31,
	2009	2008
Revenues:
Manufacturing operations (including revenues from affiliates of $11,446 and $46,626 for the three months ended December 31, 2009 and 2008, respectively)	$64,004	$190,751

Railcar services (including revenues from affiliates of $2,886 and $3,721 for the three months ended December 31, 2009 and 2008, respectively)	14,456	12,276

Total revenues	78,460	203,027

Cost of revenue:
Manufacturing operations	(57,473)	(170,931)
Railcar services	(11,592)	(10,194)

Total cost of revenue	(69,065)	(181,125)
Gross profit	9,395	21,902

Selling, administrative and other (including costs related to affiliates of $154 and $152 for the three months ended December 31, 2009 and 2008, respectively)	(5,983)	(6,939)

Earnings from operations	3,412	14,963

Interest income (including income related to affiliates of $610 and $6 for the three months ended December 31, 2009 and 2008, respectively)	1,703	1,880
Interest expense	(5,347)	(5,190)
Other income (including income related to affiliates of $5 and zero for the three months ended December 31, 2009 and 2008, respectively)	17,831	171
Loss from joint ventures	(1,767)	(191)

Earnings before income tax expense	15,832	11,633
Income tax expense	(5,324)	(4,058)

Net earnings	$10,508	$7,575

Net earnings per share — basic and diluted	$0.50	$0.35
Weighted average shares outstanding — basic and diluted	21,302	21,302

Dividends declared per share	$—	$0.03

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	For the Years Ended December 31,
	2009	2008
Revenues:
Manufacturing operations (including revenues from affiliates of $105,216 and $182,760 in 2009 and 2008, respectively)	$365,329	$757,505

Railcar services (including revenues from affiliates of $14,434 and $15,338 in 2009 and 2008, respectively)	58,102	51,301

Total revenues	423,431	808,806

Cost of revenue:
Manufacturing operations	(329,025)	(682,744)
Railcar services	(47,015)	(41,653)

Total cost of revenue	(376,040)	(724,397)

Gross profit	47,391	84,409

Selling, administrative and other (including costs from affiliates of $616 and $606 in 2009 and 2008, respectively)	(25,141)	(26,535)

Earnings from operations	22,250	57,874

Interest income (including interest income from affiliates of $986 and $34 in 2009 and 2008, respectively)	6,613	7,835
Interest expense	(20,909)	(20,299)
Other income (including income related to affiliates of $9 and zero in 2009 and 2008, respectively)	20,869	3,657
(Loss) earnings from joint ventures	(6,797)	718

Earnings before income tax expense	22,026	49,785
Income tax expense	(6,568)	(18,403)

Net earnings	$15,458	$31,382

Net earnings per share — basic and diluted	$0.73	$1.47
Weighted average shares outstanding — basic and diluted	21,302	21,302

Dividends declared per share	$0.06	$0.12

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31,
	2009	2008
Operating activities:
Net earnings	$15,458	$31,382
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation	23,405	20,148
Amortization of deferred costs	718	812
Loss on disposal of property, plant and equipment	222	308
Stock based compensation	1,174	473
Income related to reversal of stock based compensation for stock options	—	(411)
Change in interest receivable, due from affiliates	(982)	—
Change in joint venture investment as a result of loss (earnings)	6,797	(718)
Unrealized loss (gain) on derivative assets	88	(88)
Provision for deferred income taxes	1,492	1,093
(Adjustment) provision for losses on accounts receivable	(101)	695
Item related to investing activities:
Realized loss (gain) on derivative assets	10	(684)
Realized gain on sale of short-term investments — available-for-sale securities	(23,825)	(2,589)
Impairment of short-term investments — available-for-sale securities	2,884	—
Changes in operating assets and liabilities:
Accounts receivable, net	28,483	(6,976)
Accounts receivable, due from affiliates	8,928	6,892
Income taxes receivable	(1,768)	—
Inventories, net	57,260	(3,869)
Prepaid expenses and other current assets	331	(215)
Accounts payable	(25,366)	(5,667)
Accounts payable, due to affiliates	(4,617)	2,326
Accrued expenses and taxes	(5,517)	1,980
Other	(931)	(289)

Net cash provided by operating activities	84,143	44,603
Investing activities:
Purchases of property, plant and equipment	(15,047)	(52,433)
Sale of property, plant and equipment	71	4
Purchases of short-term investments — available-for-sale securities	(36,841)	(27,857)
Sales of short-term investments — available-for-sale securities	60,795	23,631
Realized (loss) gain on derivative assets	(10)	684
Proceeds from repayment of note receivable from affiliate	—	658
Investments in and loans to joint ventures	(35,810)	(672)
Sale of investment in joint venture	—	1,875

Net cash used in investing activities	(26,842)	(54,110)
Financing activities:
Common stock dividends	(1,917)	(2,556)
Repayment of debt	—	(8)

Net cash used in financing activities	(1,917)	(2,564)

Effect of exchange rate changes on cash and cash equivalents	118	(23)
Increase (decrease) in cash and cash equivalents	55,502	(12,094)
Cash and cash equivalents at beginning of year	291,788	303,882

Cash and cash equivalents at end of year	$347,290	$291,788

RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three months ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net earnings	$10,508	$7,575	$15,458	$31,382
Income tax expense	5,324	4,058	6,568	18,403
Interest expense	5,347	5,190	20,909	20,299
Interest income	(1,703)	(1,880)	(6,613)	(7,835)
Depreciation	5,928	5,534	23,405	20,148

EBITDA	$25,404	$20,477	$59,727	$82,397

Expense related to stock option compensation	—	100	—	109
Expense (income) related to stock appreciation rights compensation [1]	322	(217)	1,174	(47)
Other income on short-term investment activity	(17,826)	(171)	(20,858)	(3,657)

Adjusted EBITDA	$7,900	$20,189	$40,043	$78,802

[1]	SARs are cash settled at time of exercise
EBITDA represents net earnings before income tax expense, interest expense (income), net of depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share based compensation expense related to stock options and stock appreciation rights (SARs), and before gains or losses on investments and derivative instruments. We believe that Adjusted EBITDA is useful to investors evaluating our operating performance, and management also uses Adjusted EBITDA for that purpose. The charges related to our grants of stock options are non-cash charges that are excluded from our calculation of EBITDA under our unsecured senior notes. Our SARs (which settle in cash) are revalued each quarter based upon changes in our stock price. Management believes that eliminating the charges associated with our share based compensation, investments and derivates allows us and our investors to understand better our operating results independent of financial changes caused by the fluctuating price and value of our common stock, investments and derivative instruments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.